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                                                                    Exhibit 4.13


UNOFFICIAL TRANSLATION

               AGREEMENT FOR THE PROVISION OF CONSULTANCY SERVICES
                   FOR THE DEVELOPMENT OF REAL ESTATE PROJECTS

Signed and executed on May 31, 2006

by and between:

ELBIT MEDICAL IMAGING LTD.
of 13 Mozes Str., Tel Aviv
Israel
(hereinafter referred to as "EMI")

-and-

CONTROL CENTERS LTD.
of 13 Mozes Str., Tel Aviv
Israel
(hereinafter referred to as "CCL")


WHEREAS: EMI is engaged in the acquisition, initiation, planning, development, construction, renovation, management and maintenance (collectively referred to in this Agreement as "DEVELOPMENT"), of Real Estate Projects as hereinafter defined;

AND WHEREAS:  CCL has know-how and experience in the Development of projects similar in kind to the Real Estate Projects;

AND WHEREAS:  EMI has requested CCL to extend to EMI such know how and experience and provide to EMI the Services as hereinafter defined in relation to the Real Estate Projects;

AND WHEREAS:  CCL possesses the ability, means and resources required for the provision of said Services and it has expressed its consent to the provision of same in accordance with the provisions of this Agreement and to the provision of aviation services;

AND WHEREAS:  The parties are desirous of drafting and concluding the terms and conditions of said transaction;

 NOW, THEREFORE, THE PARTIES HERETO, IN CONSIDERATION OF THE PROMISES AND OF THE MUTUAL REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED HEREIN,
                            HEREBY AGREE AS FOLLOWS:

      1.    PREAMBLE AND HEADINGS

            1.1 The Preamble to this Agreement constitute an integral part hereof.

            1.2 The headings of the sections and subsections of this Agreement are for convenience of reading only and are not to be attributed any constructive or other meaning.

            1.3 Words in this Agreement used in a any gender shall extend to include the other gender; words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular; the term person or body in this agreement shall be extended to include any natural person and/or a company and or a corporation or incorporation of people whether or not incorporated; the term including shall mean inclusive and not limited to.

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UNOFFICIAL TRANSLATION


      2.    DEFINITIONS

            2.1 COMPANY: Elbit Medical Imaging Ltd. and its subsidiaries and affiliated companies

            2.2 CCL: Control Centers Ltd. and its subsidiaries and affiliated companies;

            2.3 AGREEMENT: this Agreement including all and any annexes and annexures thereto and amendments thereof;

            2.4 REAL ESTATE PROJECTS: Real estate projects designated for any of the following designations or a combination thereof, namely: commercial and entertainment centers (including malls or any other type of shopping center whether roofed and/or scattered and/or other); permanent and/or temporary and/or seasonal residence; offices and/or business structures and/or wheelhouses; congress and/or lecture and/or convention centers; hotels and/or guesthouses and/or apartment hotels; vacations lodges; leisure and/or entertainment and/or sport and/or health centers; and any other real estate project which development and/or construction and/or renovation is determined by the Company, whether alone or with others' participation;

            2.5   SERVICES: The services detailed in section 5 hereto;

            2.6 PRIMARY INITIATION: the Company's management resolution to initiate a Real Estate Project and the principal determination as to its nature and/or designation and/or location and/or any other determination essential to commence the initiation of a Real Estate Project;

            2.7 LETTER OF NOTIFICATION: the Company's notification to CCL as to its intention to commence the initiation of a Real Estate Project;

            2.8 SERVICE COMPANY: a subsidiary and or affiliate company of CCL, whether directly or indirectly owned, which will provide the Services on behalf of CCL to the Company or the Execution Company in terms of this Agreement;

            2.9 EXECUTION COMPANY: a subsidiary and or affiliate of the Company, whether directly or indirectly owned, whether wholly or partially owned, which develops and/or carries out the Real Estate Project and is responsible for its execution;

            2.10 PROJECT'S BUDGET: as shall be defined by the Company in relation to each Real Estate Project subject to its nature and designation;

            2.11 COMPLETION OF REAL ESTATE PROJECT: as shall be defined in the contractor's agreement relating to each respective Real Estate Project and in want thereof, upon the grant by the relevant local municipality of completion permits;

            2.12 AGREEMENT APPROVAL DATE: the date upon which the final of all approvals required for the entering into force of this Agreement as per section 8.1 below, is granted;

      3.    REAL ESTATE PROJECTS AND THE ENGAGEMENT FOR THE PROVISION OF THE
            SERVICES

            3.1 CCL hereby declares that it has the know-how, ability, experience and facilities required for the provision of the Services in a full, efficient and professional manner for each Real Estate Project being the object of this Agreement. CCL hereby confirms that such declaration constitutes a representation based on which EMI consents to the execution of this Agreement.

            3.2 EMI shall inform CCL via Letter of Notification as to the Primary Initiation of each Real Estate Project for which EMI shall request Services to be provided, immediately upon the commencement of such Primary Initiation. Letter of Notification shall include Real Estate Project's particulars, including its nature, designation, location, expected cost, various expected stages of its planning, construction commencement

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UNOFFICIAL TRANSLATION


                  and completion dates etc, and all and any other information known to EMI as at the Letter of Notification date and required fort he commencement of the provision of Services.

            3.3 CCL hereby undertakes to confirm to EMI within 15 business days as and from the date of receipt of the Leter of Notification, as to its consent to provide the services for the Real Estate Project specified in the Letter of Notification. Of the avoidance of doubt, failure by CCL to so notify shall be construed as a decline to provide the Services for the relevant Real Estate Project.

            3.4 CCL has the right to use subcontractors as well as other internal and/or external consultants' services for the fulfillment of its undertakings hereunder, and all without any additional payment and/or consideration by EMI. CCL may assign all or part of its rights and obligations hereunder, in respect of one or more Real Estate Projects, to a Service Company. NOTWITHSTANDING THE AFORESTATED, CCL HEREBY UNDERTAKES AND GUARANTEES THAT SHOULD IT UTILIZE THE ASSISTANCE OF SAID SUBCONTRACTORS AND/OR PROVIDE THE SERVICES THROUGH A SERVICE COMPANY, ALL ITS OBLIGATIONS HEREUNDER SHALL BE CARRIED OUT BY SUCH THIRDS PARTY IN ACCORDANCE WITH CCL'S DECLARATION IN SECTION 3.1 ABOVE, AS IF CCL ITSELF HAD BEEN PROVIDING THE SERVICES.

      4.    SCOPE OF THIS AGREEMENT

            4.1   This Agreement shall apply to the Following Real Estate
                  Projects:

                  4.1.1 A Real Estate Project which Primary Initiation has begun following the date of the Agreement Approval Date;

                  4.1.2 A Real Estate Project which Primary Initiation has begun prior to the Agreement Approval Date however no agreement for the provision of consulting and/or supervision services has been signed in its respect, it has not yet reached the planning stage and Services are required thereto ("EXISTING PROJECT"). A list of such Existing Projects including their respective stages of initiation is attached to this Agreement as Annex 4.1.2 thereto.

      5.    SERVICES

            5.1 The Services to be provided by CCL to EMI in respect of each Real Estate Project shall include:

                  5.1.1 COORDINATION OF PLANNING AND EXECUTION which shall
                        include statutory planning services, such as planning for the grant of zoning approvals and construction permits, coordination and supervision over the entire specified planning outline of the Real Estate Project, including and not limited to the locating of planners and competent consultants and assistance to EMI in their selection, negotiating with planners and consultants selected by EMI and assistance to EMI in the preparation of the transactions therewith, coordination and supervision over the planning works including landscape planning, local zoning plans, programs, detailed plans and various working plans, coordination between EMI and various planners and consultants, coordination between EMI and and consultants and the planning and permit authorities, coordination between and amongst the individual consultants;

                  5.1.2 SUPERVISION: including over the completion of the
                        coordination of planning and execution works required as

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UNOFFICIAL TRANSLATION


                        per the schedules and parameters determined by EMI and CCL in respect of each Real Estate Project; which shall include without limitation: locating of suitable contractors and assistance to EMI in their selection, negotiating with contractors, assisting EMI in the preparation of transaction with the selected ones, management of liaisons with contractors, coordination of contractors and supervision over their works and coordination between various bodies (e.g. municipalities, planner, contractors, EMI etc.) as well as supervision and coordination of all services required prior to the completion of the Real Estate Project; preparation of budgetary draft for the Real Estate Project and the planned schedule for the execution thereof and in addition assistance to EMI with carrying out the marketing works of the Real Estate Project;

            5.2 For the avoidance of doubt, it is hereby clarified that the Services do not include the execution of the actual planning of the Real Estate Project or the actual construction, erection, renovation, management or maintenance, but rather the coordination and supervision over same. The actual works above stated, shall be executed by consultants, planners and contractors selected by EMI with CCL's assistance, and the costs and salaries of such consultants, planners and contractors shall be borne by the Execution Company.

            5.3 By rendering of the Services by CCL in terms of this Agreement, CCL shall serve as a service provider and as such CCL shall abide by the Execution Company's instructions and be subject thereto. In the absence of such Execution Company's instructions, CCL shall abide by instructions provided by EMI's.

      6.    CONSIDERATION FOR SERVICES

            6.1 In consideration for the [provision of the Services, CCL shall be entitled to receive from the Execution Company, total amount as consideration equal to 5% (five percent) of actual construction costs of the Real Estate Project including VAT if and to the extent applicable ("CONSIDERATION"). For the purpose of determining the Consideration, ACTUAL CONSTRUCTION COSTS shall be calculated as total actual cost of the Real Estate Project excluding land acquisition costs, project financing costs and Consideration costs as per this Agreement (not including financing and credit costs provided by contractors and subcontractors). Notwithstanding anything hereinabove stated, the rate of Consideration to which CCL shall be entitle for the provision of the Services to Existing Projects, shall not exceed the rate specified in Annex 4.1.2 in repect of each relevant Existing Project ("MAXIMUM CONSIDERATION RATE"), and calculation of rate out of each relevant project as detailed in sections 6.2.1 - 6.2.4 (inclusive) below, shall be carried out respectively to the rates of consideration detailed in such sections as a fraction of the Maximum Consideration Rate.

            6.2 Payment of the Consideration to CCL shall be executed, mutatis mutandis to the particular nature of each relevant Real Estate Project, in accordance with the following milestones:

                  6.2.1 Upon the grant of planning approval (or any other
                        approval and/or permit similar in nature) CCL shall be entitled to 25% of Consideration or 1.25% of respective Real Estate Project' budget as shall be known as at the date of such receipt of planning approval;

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UNOFFICIAL TRANSLATION


                  6.2.2 Upon the grant of construction permit (or any other
                        approval and/or permit similar in nature) CCL shall be entitled to additional 10% of Consideration and in total 1.75% of respective Real Estate Project' budget as shall be known as at the date of grant of construction permit . It is hereby clarified that calculation of Consideration as per this section shall be execute while addressing changes, if and to the extent carried out, to the respective Real Estate Project' budget, so that total consideration payable to CCL upon receipt of construction permit shall total the rates herein-specified out of the respective Real Estate Project' budget known and prevailing as aty the date of payment of this respective installment;

                  6.2.3 Upon the completion of the Real Estate Project CCL shall be entitled, subject to the provision of section 6.2.4 below, to additional 55% of Consideration and in total 4.5% of respective Real Estate Project' budget as shall be known as at its completion date. It is hereby clarified that calculation of Consideration as per this section shall be execute while addressing changes, if and to the extent carried out, to the respective Real Estate Project' budget, so that total consideration payable to CCL upon completion of the Real Estate Project shall total the rates herein-specified out of the respective Real Estate Project' budget known and prevailing as at the date of payment of this respective installment;

                  6.2.4 Upon the completion of the Real Estate Project and in any event not later than 90 days following completion of same, CCL (or the respective Service Company) and EMI (or the respective Execution Company) shall carry out a general accounting to calculate the Actual Construction Costs and the amount equal to the balance of Consideration (10% of Consideration or 0.5% of Actual Construction Costs) which has not yet been paid. Execution of said open balance of the Consideration shall be subject to approval of and external accountant as to the final accounting.

            6.3 Upon receipt of CCL's confirmation as per section 3.3 above, to provide the Service to a Real Estate Project, CCL shall be entitled to Euro 50,000 (fifty thousand Euro) to cover reasonable expenses it shall expend for its initial preparation for the provision of the Services ("ADVANCE EXPENSES AMOUNT"), to which following instructions shall apply:

                  6.3.1 CCL shall notify EMI in advance, if and to the extent possible, as to each planned expense, including nature, amount and necessity of same;

                  6.3.2 CCL shall provide EMI with receipts or any other proof of payment acceptable to EMI, for the former's expenses not later than 2 months following the expenditure of the expense ("RECEIPT PERIOD END");

                  6.3.3 Expense for which a receipt or any other proof of
                        payment acceptable to EMI shall not be provided as afore stated, shall be deducted from the payment to be paid to CCL in accordance with the instructions of section 6.2 above, immediately following the Receipt Period End;

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UNOFFICIAL TRANSLATION


                  6.3.4 Should Advance Expenses Amount not be utilized within a
                        6 month period of its grant, CCL shall reimburse EMI with such Advance Expenses Amount not so used;

                  6.3.5 In the event CCL had utilized the entire Advance
                        Expenses Amount or reimbursed EMI with the balance no used as per the instruction oof section 6.3.4 above, and thereafter necessitated additional expenses, then and in such an event, CCL shall be entitled to reimbursement of other expenses subject to the following:

                        (a) CCL will have furnished EMI with receipts or any other proof of payment acceptable to EMI in respect of all Advance Expenses Amount actually utilized; and

                        (b) Total aggregate amount of expenses (Advance Expenses Amount and others) to which CCL shall be entitled for reimbursement shall not exceed Euro 75,000 (seventy five thousand Euro) per each Real Estate Project.

            6.4 Calculation of the Consideration to be paid to CCL (or the Service Company as the case may be) in respect of each Real Estate Project shall be carried out in the local operating currency as per the respective location of each Real Estate Project. Actual payment shall be carried out by EMI (or the Execution Company as the case may be) in Euro, cased on the exchange rate of the Euro and the respective operating currency, prevailing as at the actual payment date.

            6.5 Delay in any payment which due date has arrived in accordance with the terms and conditions of thei Agrememtn, shall entail arrears interest at a rate customarily used as arrears interest to a good standing borrower in Bank Leumi Le'Israel plus 0.25%, as and from the payment due date through actual payment date.

      7.    DESIGNATION CHANGE AND CESSATION OF A REAL ESTATE PROJECT

            7.1 Should the designation and/or nature and/or planning of a Real Estate Project be changed following commencement of provision of Services though prior to its completion ("DESIGNATION CHANGE"), then and in such circumstances EMI shall be entitled, as per its sole and absolute discretion and subject to receipt of permits required if and to the extent so required, to continue the transaction with CCL for the provision of the Services in respect of such Real Estate Project notwithstanding the Designation Change, and in such an event the parties shall be governed by the following provisions:

                  7.1.1 EMI shall notify CCL as to the date upon which the
                        Designation Change shall become effective ("DESIGNATION CHANGE DATE") and the nature of the change;

                  7.1.2 The parties shall conduct an intermediate accounting to calculate Actual Construction Costs of the Real Estate Project immediately prior to the Designation Change Date, and rate of Consideration to which CCL is entitled through such Designation Change Date, in the form of the final accounting (mutatis mutandis) and such Consideration shall be paid to CCL immediately upon completion of the accounting. It is hereby specifically clarified that in no event, shall CCL be entitled to rate of Consideration greater than that which is determined in the milestone immediately following the Designation Change Date, to

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                        which CCL may have been entitled should such Designation
                        Change had not been executed;

                  7.1.3 CCL shall furnish EMI with receipts or any other proof of payment acceptable to EMI, for its expenses expensed through the Designation Change Date, and additionally shall reimburse EMI with the balance of the Advance Expenses Amount not utilized by CCL prior to the Designation Change Date;

                  7.1.4 Execution of Consideration as per section 7.1.2 above, shall be subject to approval of and external accountant as to the final accounting and EMI's audit committee and board of directors.

                  7.1.5 Consideration to which CCL shall be entitled to
                        following Designation Change Date shall be calculated as and from such date as a rate of the Real Estate Project's Budget as adjusted to the Designation Change and the provisions of this Agreement shall continue to apply mutatis mutandis.

            7.2 Notwithstanding the provisions of section 7.1 above, EMI shall be entitled, in the event of a Designation Change to notify CCL as to the cessation of the provision of the Services, and in such an event the provisions of section 7.3 shall apply.

            7.3 Should a Real Estate Project be terminated prior to its completion for any reason, whether resulting from EMI's initiative or otherwise, (including its sale to an unrelated party), EMI shall notify CCL, at the earliest possible date, as to the cessation of the Real Estate Project ("NOTICE OF CESSATION") and as and from such time, CCL shall be prevented from expensing any further expenses. CCL shall furnish EMI with receipts or any other proof of payment acceptable to EMI, for its expenses expensed prior to the Notice of Cessation, and additionally shall reimburse EMI with the balance of the Advance Expenses Amount not utilized by CCL prior such time. Immediately following the receipt of the Notice of Cessation, the parties shall conduct a bona fide negotiation as to the rate of Consideration to which CCL shall be entitled for the Service provided thereby prior to the cessation of the Real Estate Project, however rate of Consideration under such circumstances shall be a fraction of the Rea; Estate Project's Budget known and prevailing as at the Notice of Cessation date ("FINAL ACCOUNTING"). It is hereby specifically clarified that in no event, shall CCL be entitled to rate of Consideration greater than that which is determined in the milestone immediately following the Notice of Cessation date, to which CCL may have been entitled had the Real Estate Project not been terminated. It is hereby specifically agreed that execution of the Final Accounting shall be subject to approval of and external accountant as to such accounting and EMI's audit committee and board of directors.

      8.    AVIATION SERVICES

            8.1 EMI hereby declares its recognition of CCL being the parent company of Jet Link Ltd. ("JET LINK") which provides aviation service. CCL hereby declares, consents and approved, on behalf and in the name of Jet Link, that it shall provide to EMI, Jet Link's aviation services in consideration of payment of aviation fees as per Jet Link's rates less a 5% discount.

            8.2 Aviation service shall be provided to EMI and/or its subsidiaries and/or affiliated companies as per EMI's request, providing actual flight hours shall not exceed 125 flight hours per calendar year.

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            8.3   For the avoidance of doubt, it is hereby clarified that
                  nothing herein-contained shall cancel and/or detract from the Agreement for the Provision of Aviation Services as executed by and between EMI and Jet Link which shall remain valid for the provision of aviation services to EMI and/or its subsidiaries and/or affiliated companies for its day to day operations relating to the commercial and entertainment centers in Eastern and Central Europe.

      9.    TERM OF AGREEMENT

            9.1 The entering into force and effect of this agreement is subject to the approval of the audit committee, the board of directors and the shareholders assembly of EMI, in that order, as required by law. Approval of CCL's board of directors is also required.

            9.2 This Agreement shall remain in full force and effect for a duration of 5 years as and from its entering into force as per the provisions of section 9.1 above.

            9.3 Termination of this Agreement for any reason, shall be prospectively effective and shall not hinder or alter the terms of any transaction for the provision of Services in respect of which CCL has confirmed, in terms of section 3.3 above, its consent to provide Services.

      10.   MISCELLANEA

            10.1 Any payment executed under this Agreement shall be carried out against an invoice as required by law.

            10.2 This Agreement shall be governed by the laws of the State of placeStateIsfrael, with jurisdiction in all and any issue relating thereto shall be vested in the competent courts in Tel-Aviv - Yaffo.

            10.3 Any and all disputes or disagreements between the parties shall be presented to a mutually agreed arbitrator. The arbitrator shall not be bound by the rules of evidence however shall be required to substantiate his decision. Should the parties fail to agree on the identity of the arbitrator, such arbitrator shall be appointed by the President of the CPA Bureau.

           IN WITNESS WHEREOF THE PARTIES HAVE SIGNED THIS AGREEMENT:



---------------------------------------     ------------------------------------
      ELBIT MEDICAL IMAGING LTD.                    CONTROL CENTERS LTD.

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UNOFFICIAL TRANSLATION


     ANNEX 4.1.2 to the AGREEMENT FOR THE PROVISION OF CONSULTANCY SERVICES
                   FOR THE DEVELOPMENT OF REAL ESTATE PROJECTS

NAME AND LOCATION OF    NATURE OF THE REAL                            MAXIMUM
REAL ESTATE PROJECT     ESTATE PROJECT        STATUS OF INITIATION    CONSIDERATION RATE
-------------------     --------------        --------------------    ------------------
Liberec, Czech Rep.                                                   5%
Kerepesi, Hungary                                                     5%
Obuda, Hungary                                                        5%